Exhibit 99.2

Theravance, Inc. (Q&A)

Theravance, Inc. presentation delivered at the 28th Annual J.P. Morgan Healthcare Conference on January 14, 2010.

JP Morgan Representative:  So again, welcome everyone to the breakout for Theravance.  I don’t know if anyone has any questions… Maybe I’ll kick it off.  I guess, Relovair™ in asthma, any comments on what the focus of the talks with the FDA has been for starting Phase 3 and it is also how important do you think it is that you have the agreement in place now with the EU about the clinical path forward in asthma.

Rick Winningham of Theravance:  So how do I view this? Well, I think, you know, GSK is waiting for feedback from regulatory authorities in the United States. I view the positive feedback and agreement from the regulatory agency in Europe as being very important, because if you take the 2x2 matrix that I have shown on the slide, you can more or less and use Europe, just as a proxy for non-U.S., basically, you can allocate the respiratory market 25% in each of those boxes. So, if you look at where we have reached regulatory agreement or in fact, have initiated the studies, 50% of market’s done, that’s in COPD and those Phase 3 programs are on their way and the U.S. or the Europeans have agreed, that’s another 25% of the market as a proxy for the non-U.S. market. So 75% of, we have covered, and I think that’s quite significant. And I also think it’s quite significant that, you know, we’re communicating, that we’re planning on, GSK’s planning on filing the NDA and the MAA in late 2011. So we hope to get agreement or acquiescence from the FDA regulatory authorities, but, you know, the non-U.S. asthma portion of the market is quite important and quite large. So Mike, do you want to add to that?

Michael Aguiar of Theravance:  Sure. I think I just like to add why this is so important to Theravance goes right back to what Rick talked about in terms of how our royalties are structured coming from GSK and by that, I mean, we make a majority of royalty revenues on the first $3 billion of sales where they’re being compensated to 15%. Everything beyond that comes in a 5%, so what that means with Theravance is that, the first indication is the most important of the two, and again COPD is a very large indication today. It accounts for about 50% of Advair revenues. And as a result, that indication all by itself could potentially take us all the way through the 15% royalty range, so we are extremely optimistic about this program. I think GSK is extremely optimistic about this program. COPD is underway right now and at some point, you know, we will either get to regulatory concurrence with the U.S. on the asthma program or, you know, potentially, could go ahead and then initiate programs for the rest of the world as well. So, I think we’re feeling extremely good about where we are today with the program in general.

Rick Winningham of Theravance:  - Yeah.

Q&A from Audience:  What are the natural successors to Advair and you think, that in a lot of places, is it just going to replace Advair?

Rick Winningham of Theravance:  Yes. I think Relovair™— I think that’s what the target is, the natural successor to Advair. The— and I think, based on, you know, the 3,000 patients that were studied in the Phase 2b program, we’re quite optimistic about this combination, not only being a once-a-day drug, but whereas Advair is a twice-a-day drug.  But as it was indicated in the calls around the time that we release data, its secondary endpoints with the 2b program are extraordinarily encouraging and those are, time to peak bronchodilation, the absolute level of peak bronchodilation of the long-acting beta-agonist, the area under the curve, i.e. the amount of the airways were opened over a 24-hour period. These were all very encouraging about positioning this drug with data as a better medicine than Advair, so that’s clearly what we’re shooting for and, you know, I think if you go back to the 2b data, the dose that we have taken into Phase 3 in COPD, it’s 25 microgram dose. That 25 microgram dose had stellar results in efficacy. It was not the lowest dose that showed statistically significant efficacy, but really because of some of the secondary endpoints that we looked at, that was the dose that we chose to combine with the steroid in the COPD program, and I think we’re quite optimistic about it. And the adverse events profile are very good, Mike.

Michael Aguiar of Theravance:  Yeah. Let me just make a comment on the adverse event profile, because this is an area I think everybody knows the FDA is quite focused on, is making sure the drugs today are safe. And we saw in particular, with the beta-agonist portion of this combination as we’re going through our Phase 2b studies, a very, very favorable safety profile and in fact, if you are to look at the overall rate of adverse events in both the 600-patient study with compound ‘444 in asthmatics, as well as the 600-patient study with compound ‘444 in patients with COPD, you actually had a lower incidence of adverse events on drug than on placebo. So, in addition to what Rick was talking about, which is, is really terrific efficacy profile, to date the safety profile of compound ‘444, the beta-agonist portion of this combination medicine looks very, very encouraging so it is really the combination of great safety and great efficacy that we think has the ability for this drug to be a better medication than what’s on the market today.

Q&A from Audience:  Does GSK control the timeline for the development going forward and who has control over the marketing?

Rick Winningham of Theravance:  The Collaboration, and we have been on this collaboration with GSK since 2002, is managed through a joint governance committee, both GSK and

Theravance personnel. The actual work on the ground and in the clinic is done by GSK and paid for by GSK. But, you know, I think if you look back over time, this is— to date has been an incredible commitment of resources behind this program when you just think about 3,000 patient Phase 2b program that we completed prior to entering in the Phase 3, and now you’re looking at a 6,000 patient 3a program for registration of COPD where as our objective here as to not only get an efficacy claim at launch with improved FEV1, but our objective is to get an exacerbation reduction claim at launch, so that we can launch with both improved efficacy reduction in COPD exacerbations, allowing us to position the drug very strongly in the market, the combination product very strongly in the market. So, you know, GSK is doing the work, it’s governed by a joint steering committee, and I think the sort of the proof is in the pudding on the size of the study and the overall level of commitment historically and it is ongoing right now.

Q&A from Audience:  I viewed someone answered this.  Curious how you view the landscape different based on whether there is generic Advair or not, right now obviously why it is so much better version of the drug, but I’m curious if you think there will be generic Advair and the managed care [inaudible] get generic Advair and [inaudible] doesn’t change the [inaudible] so well [inaudible].

Rick Winningham of Theravance:  Yeah. You know, I think the discussion on generic Advair is probably better left to GSK, you know, this is a very big market. Generic and inhaled generic drugs are very difficult to develop for obvious reasons so it requires a certain technical competence and inhalation drug delivery to develop a generic-inhaled medicine, and I think that poses certain challenges but you know, I probably direct you to GSK on the specifics of the generics. I think the objective here has always been to develop a better medicine, and we know one parameter of that is dosing, a once-a-day dosing and the other parameters are around efficacy and safety, you know, just— a side bar, if you go back and look at the adverse event profile in the 2b program and you look at the dose in Phase 3 with 25 micrograms of the LABA. If you double the dose of 25 to 50 micrograms of the LABA, you know, there was no change in adverse effect on heart rate, so these drugs were, you know, the LABA’s that we have evaluated and now the one that we are evaluating in Phase 3 were all designed to be better among different parameters than the long-acting beta-agonist that is currently in Advair. And likewise, with the corticosteroids so, I think, just based on 3,000 patients, we’re optimistic that we can compete quite effectively, sort of regardless of the environment.

Q&A from Audience:  Can you also address the competitive landscape, like with Novartis and any insights on how the competitive landscape looks assuming everybody gets approved eventually [inaudible]?

Michael Aguiar of Theravance:  Yeah. Let me just say quickly. Well, I don’t want to get into a timeline on generics, but I think we certainly have a view that at the end of day, a better medication is going to win and we clearly think we have a better medication. Now, specifically to your question with regard to the competitive landscape, there is really one company that we pay a lot of attention to and that is Novartis. As most of you know, Novartis has, what looks like a pretty good compound, indacaterol. It has recently been filed in the United States for the treatment of COPD. They received a Complete Response Letter back from the FDA on that. They also are looking to combine the compounds, so that the NDA they submitted for single-agent beta-agonist in COPD. They also have combinations with both an inhaled corticosteroid and anti-muscarinic antagonist similar to what we’re doing with GSK. Combination medications are going to be the bigger sellers in the future, so my suspicion is that they’re eventually going to get to the market with combination medications. My suspicions, we’ll eventually get to the market and they are clearly a very good competitor. The data that I have seen looks pretty good and Novartis is a pretty good company. Now that being said, I really like our position a lot. I like our data a lot and I think we’re going to be quite competitive, so that is the one company that I pay a lot of attention to with regard to, you know, competitive environment.

Rick Winningham of Theravance:  And I think when once again— when one’s looking at this relative to Theravance, it is always important to consider the royalty structure for us, which is, you know, 3 billion dollars, first 3 billion dollars of global sales, we are in 15% and sales over 3 billion dollars, we are on 5%, so we’re, you know, we’re quite motivated in that first year.

Q&A from Audience:  In the presentation, are these studies being done in the Gemini device, the next-generation device?

Rick Winningham of Theravance:  Yeah. They’re being done in the next-generation device. It’s the same device that we was used in the 3,000 patient 2b program as well as of variety of other Phase 3 enabling studies along the way.

Michael Aguiar of Theravance:  Yes. So just to be clear, as you think about this medication, it is a brand new device and a brand new formulation with brand new agents so you have brand new composition of matter, brand new formulation, brand new device patent, so this is a well-protected product. It is novel in all aspects, and these aspects were used in the Phase 2b studies as well, so it’s not like we’re running into Phase 3 with brand new stuff. So, you know, think about this is having full patent life in front of it.

Q&A from Audience:  As you had point to concur the [inaudible] after build to the chart for the respiratory indication.

Rick Winningham of Theravance:  Well for COPD, I think the efficacy is FEV1, you know, increasing FEV1 versus placebo. That’s the standard for chronic obstructive pulmonary disease approval for efficacy. Now, we are— we are also simultaneously running the efficacy and safety studies where GSK is running the two 12-month exacerbation studies such that we can launch with both an efficacy claim as well as an exacerbation claim. And it’s important to note that the structure of that exacerbation study is essentially a four-arm study with the long-acting beta-agonist ‘444 compared to the combination of the long-acting beta-agonist plus one of three doses of the steroids, so if you’re going into that study, you have the chance of either being on the long-acting beta-agonist or one of the three combination products, those are your only choices. So what we’re trying to show obviously in that study is that the addition of the inhaled corticosteroid reduces the rate of exacerbations relative to the single-agent alone.

Q&A from Audience:  How much is the reduction of exacerbation to retreat [inaudible]?

Rick Winningham of Theravance:  Well I think, if you look at the historical reduction exacerbations in COPD, just go to the Advair label. They lined-up pretty well with increases in FEV1, you know, increases in FEV1 not terribly surprisingly, lead to a reduction in exacerbations.

Q&A from Audience:  I have a little bit of a basic question. How is the market opportunity for telavancin change given the delays in that product has change in their view up down in a year.

Rick Winningham of Theravance:  Well, the resistant Gram-positive market today is a lot bigger than it was four years ago. You know, we used to talk about 24, 25 million treatment days in the United States. Today, it’s 34 million treatment days. We used to talk about, you know, if Mike can help on this similar 25% or so of the market being complicated skin. Now, you know, it’s 33% to 34% complicated skin.  In pricing, you know, pricing has continued to hold up quite well for the branded agents and it’s not surprising because the reason these agents were being used whether it’s linezolid or daptomycin or— and those are the primary agents used for methicillin-resistant Staph aureus that are branded. It’s because the rising MICs to vancomycin, and you know, once you get into a situation in an institution where predominance of your organisms have MICs equal to or greater than one. For vancomycin, you’ve got a pretty high probability of treatment failure and the number of those institutions where you see that type of epidemiology is increasing, so this is sort of a continuation of a theme that’s been underway in a trend since the mid-1990’s with methicillin-resistant Staph aureus. Mike, you want to—

Michael Aguiar of Theravance:  Yeah. I think Rick hit on the couple of the key points as one other key point that he missed on, and I’ll talk about that in two contexts and that is if we are to go back about two years ago at the time there were five compounds that were going into the skin indication. There is telavancin and plus four others, and today those other four compounds for various reasons have stumbled, you know, in particular, the review division for Anti-Infective is a pretty deliberate review division and they do a pretty thorough job in terms of that. And so there are fewer compounds today in the complicated skin space than we had anticipated in addition to the entire market growing substantially. As Rick mentioned, it used to be about a quarter of the market, today about a third of the market is related to skin infections, so you have a larger market with a slowly increasing— increases in MIC rate for vancomycin and fewer treatment agents than what we thought would be there a couple of years ago. So I think today from a skin perspective, it is a much a larger market. For the, nosocomial pneumonia perspective, the market is roughly the same percentage of a growing market, so it is still about 20% on the market, which related to lower respiratory tract infections that are related to resistant Gram-positive infections of those about half of them are nosocomial pneumonia, about half of those are community-acquired pneumonia. And then in the nosocomial space, you know, we obviously have our application in front of the FDA. You know, the challenge today is the endpoints are still a little bit unclear from the FDA on how exactly this is going to get approved. That being said, we have done a study, a series of studies here, they were about three to four times larger than the most recent studies that were used for approval for linezolid. So, we have a very large data set today but there’s a little bit of uncertainty around where the goal post is ultimately going to be set with the FDA.

Q&A from Audience:  Do you have any sense of when the clarity for that will come?

Michael Aguiar of Theravance:  Well, I think that we’ve continued to believe that should our Response to the Complete Response be accepted by the FDA, that we will then have our application taken to an advisory committee. And it’s pretty likely that that would be a forum where you would have some pretty good discussion about what potential endpoints will ultimately be for the conduct of these studies. So, that’s a possible path of where these guidelines could be set would be our application and in front of the advisory committee and so, you know, just a couple of things that I’d like to cover on that with regard, as I mentioned, we did the largest series of studies that have been done to date. As Rick mentioned earlier, each of these studies about 750 patients in total and these studies met their primary endpoint of clinical cure. Now if you were to look at this from a mortality perspective, which is where the FDA potentially is going today, each of these studies individually would be a little bit on the small side to meet the size and statistical powering you need to study from a non-inferiority perspective. See you need to pool these studies. We think we have a pretty good rationale for pooling, you know, that being said, the FDA can always come back and say they disagree with the rationale. That’s a possibility. They could come back and say we’ll, you know, we agree with your rationale, but when you pool them, that’s one study so you need to do another study so, you know, there could be some scenarios here where despite the fact that these are extremely large studies, the FDA could come back and say, you know, we disagree with that, go back and do some more studies. All that being said, I think we feel pretty comfortable where we are today given this uncertainty, but again, the FDA has the final say on this and today I don’t know what the answer is. Rick, did I mention— did I miss anything on that?

Rick Winningham of Theravance:  I think you’ve covered it perfectly. And you know, for people that have followed this area for a while, you know, it’s striking— it’s striking to me when we initiated these studies, the size of the program 1,500 patients,  in two 750 patients studies, and if the FDA and the Anti-Infective division specifically has never looked at, randomized, double-blind studies of this size before to evaluate clinical cure or mortality. And, you know, I — sort of piggy back on what Mike has said and therefore, the community broadly really has never had the ability in a double-blind, randomized setting to understand what it is that contributes to mortality in patients with nosocomial pneumonia. I think we have a very specific understanding now, because of our identically protocoled, double-blind, randomized studies and the proportional hazard ratio— proportional hazard analysis we can do what in fact contributes to mortality? And you know, I am eager actually to get in front of an advisory committee, because I think as Mike said, I think the FDA has an opportunity to use this program to enable them to set standards for the approval of drugs for nosocomial pneumonia, and this is important because greater certainty needs to be there for future investment in nosocomial pneumonia trials, and, you know, the organism, methicillin-resistant Staph aureus is in fact a baseline characteristic that portends for higher death in our studies and their needs to be—, they probably over time additional treatments developed for this infection, and I think telavancin has an opportunity to really be a useful addition and clearly in the armamentarium for treating Gram-positive infections and circling back to the complicated skin launch. That’s why we’re all hearing from physicians as that, you know, they’re looking for additional options to treat these patients and, you know, after doing it for skin, they’re certainty looking for that in nosocomial pneumonia. Okay, if there are no further questions, we really appreciate you guys hanging in there, with us — on the Thursday of the JP Morgan conference, so thank you.